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                                                                    Exhibit 99.1
                                  N  E  W  S
                           R  E   L   E   A   S   E

Contact:
Heidi Hennink                                              FOR IMMEDIATE RELEASE
616.698.4514
hhennink@steelcase.com


                  STEELCASE TO ACQUIRE POLYVISION CORPORATION
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    - Acquisition Will Expand Technology Offering for the Office to Include
                      Products that Communicate Visually -


Grand Rapids, MI - August 27, 2001 - Steelcase Inc. (NYSE:SCS), an international work effectiveness company whose offerings enhance the quality of people's lives in work environments, today announced that it has signed a merger agreement to acquire PolyVision Corporation (AMEX:PLI) for $2.25 in cash per share of common stock. PolyVision Corporation, based in Norcross, GA, is the world's leading manufacturer and installer of visual communication products for the education and corporate markets.

The total purchase price of approximately $176 million includes all of the common and preferred stock of PolyVision Corp. and roughly $103 million in PolyVision debt. The transaction will be financed through a combination of cash from operations and short- and long-term debt. The proposed transaction is subject to the approval of the shareholders of PolyVision and is expected to be completed in the fourth quarter of calendar year 2001.

"This transaction accelerates our strategy of expanding our markets by integrating architecture, furniture and technology in ways that help people work more effectively," commented James P. Hackett, Steelcase chief executive officer. "The acquisition is expected to be accretive to operating results in Steelcase's first full fiscal year of ownership, before the impact of operating synergies."

As part of the transaction, The Alpine Group, Inc. (NYSE:AGI), PolyVision's largest shareholder, has agreed to vote all of its shares in favor of the merger with Steelcase.

This acquisition, which complements Steelcase's growth strategy, will allow Steelcase to offer a greater variety of visual communication tools, ranging from standard whiteboards to fully interactive plasma displays. New products like CopyCam, an intuitive wall-mounted camera arm that works with any whiteboard to capture, print, save and e-mail notes and images, will help create high performance conference/meeting rooms that enable individuals and groups to spark innovation and collaborate more effectively. The acquisition also sets the stage for the development of additional user-centered technology offerings that integrate with architecture and furniture.

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Steelcase - Page 2

"We're pleased to add PolyVision to the Steelcase family," said Michael Love, President and Chief Executive Officer of the Steelcase Design Partnership. "With the addition of PolyVision's products and advanced technology capabilities, Steelcase will be able to provide an entire suite of innovative visual communication tools."

Upon completion of the acquisition, PolyVision's wide range of product offerings will be available through authorized Steelcase dealers in addition to PolyVision's existing dealers. Steelcase will also be able to leverage PolyVision's expertise in the rapidly growing K-12 education market into new opportunities for higher education and corporate learning environments. Additionally, the acquisition will expand Steelcase's reach in creating smart, interactive physical work environments that enhance the process of developing and transferring information around the office.

"Our two companies are a natural fit, and we look forward to joining our technological capabilities with Steelcase's knowledge of the ways people work to create the most user-centered working and learning environments," said Michael
H. Dunn, President and CEO of PolyVision. "In addition, I am pleased that our management will remain in place and that we will continue to build our company and serve our markets and customers."


About Steelcase Inc.

Steelcase Inc. helps individuals and organizations around the world to work more effectively by providing knowledge, products and services that enable customers and their consultants to create work environments that harmoniously integrate architecture, furniture and technology. Founded in Grand Rapids, Michigan, in 1912, the company has led the office furniture industry in sales every year since 1974. Its product portfolio includes interior architectural products, furniture systems, technology products, seating, lighting, storage and related products and services. Fiscal 2001 global revenues were approximately $3.9 billion. Steelcase Inc. (www.steelcase.com), a Fortune 500 Company, and its subsidiaries have authorized dealers in more than 800 locations, manufacturing facilities in more than 30 locations and more than 20,000 employees around the world. Its stock trades on the NYSE under the symbol SCS.

About PolyVision Corporation

Founded in 1954, PolyVision includes four business units: Visual Communication Products, Interactive Products, Visual Communication Surfaces, and Commercial Signage. It is the leading supplier of light-gauge ceramic steel, critical in the manufacture of quality writing and projection surfaces. The company also produces menu and merchandising boards for food service and banking institutions. PolyVision has approximately 1,150 employees globally and manufacturing plants and/or offices in Alabama, California, Florida, Illinois, Michigan, New Hampshire, New York, North Carolina, Oklahoma, Oregon, Pennsylvania, Texas, Washington, Belgium, Denmark and France among others. Approximately 20 percent of the company's business is conducted internationally.

Forward-looking Statements

From time to time, in written reports and oral statements, the company discusses its expectations regarding future performance. For example, certain portions of this release contain various "forward-looking statements", including those relating to anticipated revenues and earnings. Such statements involve certain risks and uncertainties that could cause actual results to vary. The company's performance may differ materially from that contemplated by such statements for a variety of reasons, including, but not limited to: competitive and general economic conditions domestically and internationally; changes in domestic and international government laws and regulations; competitive pricing pressure; pricing changes by the company or its competitors; currency fluctuations (including the Euro); changes in customer demand and order patterns; changes in relationships with customers, suppliers, employees and dealers; product (sales) mix; the success (including product performance and customer acceptance) of new products, current product innovations and platform simplification, and their impact on the company's manufacturing processes; possible acquisitions or divestitures by
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Steelcase - Page 3

the company; the company's ability to reduce costs, including ramp-up costs associated with new products and to improve margins on new products; the company's success in integrating acquired businesses, initiating and managing alliances and global sourcing, transitioning production of its products to other manufacturing facilities as a result of production rationalization and implementing technology initiatives; changes in future business strategies and decisions; and other risks detailed in the Steelcase Form 10-K for the year ended February 23, 2001, and other filings with the Securities and Exchange Commission.

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